Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

—Quarterly Revenues Set New Record, Operating Profit Margins Increase in All Segments—

—Company Increases 2011 Financial Guidance—

(Dulles, VA 21 July 2011) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2011.  Second quarter 2011 revenues were $354.3 million, up 5% compared to $337.7 million in the second quarter of 2010.  Second quarter 2011 operating income was $22.7 million, compared to $12.2 million in the second quarter of 2010.

Net income was $21.2 million, or $0.36 diluted earnings per share, in the second quarter of 2011, compared to net income of $6.3 million, or $0.11 diluted earnings per share, in the second quarter of 2010.  The second quarter 2011 results included a favorable non-recurring income tax adjustment of $7.7 million, or $0.13 diluted earnings per share.  Excluding this favorable income tax adjustment, net income was $13.5 million,* or $0.23 diluted earnings per share.*  Orbital’s free cash flow* in the second quarter of 2011 was positive $24.4 million compared to negative $76.5 million in the second quarter of 2010.

Mr. David W. Thompson, Orbital’s Chairman, President and Chief Executive Officer, said, “Our second quarter 2011 revenues set a new quarterly record on strong growth in the company’s launch vehicles segment, while operating profit margins increased in all business segments.  Operational activity continued at a good pace, with six major rocket launches and space system deployments in addition to eight additional system deliveries in the second quarter.”

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* These adjusted amounts and “free cash flow” are non-GAAP financial measures.  For additional details concerning free cash flow, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces Second Quarter 2011 Financial Results

Financial Highlights

Summary financial results were as follows:

	Second Quarter		First Six Months
($ in millions, except per share data)	2011	2010	2011	2010
Revenues	$354.3	$337.7	$672.0	$633.9
Operating Income	22.7	12.2	32.8	29.6
Net Income(1)	21.2	6.3	33.5	15.6
Diluted Earnings Per Share(1)	$0.36	$0.11	$0.56	$0.27

(1)Includes a favorable non-recurring income tax adjustment which increased net income by $7.7 million, or $0.13 diluted earnings per share, in the second quarter of 2011.

Revenues increased $16.6 million, or 5%, in the second quarter of 2011 compared to the second quarter of 2010, primarily due to increased activity on national security satellite, space and target launch vehicle and space technical services contracts.  These factors were partially offset by decreased activity on the Orion human spacecraft Launch Abort System (LAS) contract that was terminated for convenience by the customer in the second quarter of 2010, decreased revenues on the International Space Station Commercial Resupply Services (CRS) contract, resulting from a particularly high level of subcontract activity in the second quarter of 2010, and decreased activity on science and remote sensing satellite contracts.

Operating income increased $10.5 million, or 86%, in the second quarter of 2011 compared to the second quarter of 2010 due to improved operating results in all of the company’s business segments.  This improvement was largely attributable to the absence of three factors that lowered operating income in the second quarter of 2010: (i) research and development (R&D) expenses that were not recovered under U.S. Government contracts, (ii) costs pertaining to the successful resolution of the Galaxy 15 satellite anomaly that occurred in early 2010 and (iii) transaction expenses pertaining to the company’s 2010 spacecraft business acquisition.

The company recorded an income tax benefit of $0.5 million in the second quarter of 2011 compared to an income tax provision of $4.0 million in the second quarter of 2010.  The reduction in income taxes was largely due to a favorable non-recurring income tax adjustment of $7.7 million, or $0.13 diluted earnings per share, recorded in the second quarter of 2011 pertaining to the company’s election to claim extraterritorial income (ETI) exclusions related to prior-year export activity.

Net income in the second quarter of 2011 increased to $21.2 million, or $0.36 diluted earnings per share, compared to $6.3 million, or $0.11 diluted earnings per share, in the second quarter of 2010.  Excluding the favorable ETI income tax adjustment noted above, net income was $13.5 million, or $0.23 diluted earnings per share.

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Orbital Announces Second Quarter 2011 Financial Results

Segment Results

Second quarter operating results by business segment were as follows:

Launch Vehicles

	Second Quarter			First Six Months
($ in millions)	2011	2010	% Change	2011	2010	% Change
Revenues	$131.4	$95.7	37%	$236.7	$196.0	21%
Operating Income	6.8	3.5	94%	1.8	8.0	(78%	)
Operating Margin	5.2%	3.7%		0.8%	4.1%

Launch vehicles segment revenues increased $35.7 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to increased activity on space launch vehicle contracts, driven by the company’s new Taurus II rockets, and increased activity on target launch vehicle contracts.

Segment operating income increased $3.3 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to the absence of unrecovered R&D expenses that were recognized in the second quarter of 2010, in addition to favorable profit adjustments on missile defense interceptor contracts and increased activity on target launch vehicle contracts.  Segment operating margin increased primarily due to the absence of unrecovered R&D expenses and the favorable profit adjustments on missile defense interceptors.

Satellites and Space Systems

	Second Quarter				First Six Months
($ in millions)	2011	2010	% Change		2011	2010	% Change
Revenues	$138.2	$139.4	(1%	)	$290.9	$239.9	21%
Operating Income	8.5	7.5	13%		18.8	15.2	24%
Operating Margin	6.2%	5.4%			6.5%	6.3%

Satellites and space systems segment revenues declined $1.2 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to decreased activity on science and remote sensing satellite contracts, partially offset by increased activity on space technical services contracts.

Segment operating income increased $1.0 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to improved results from communications satellite contracts, partially offset by the reduction in activity on science and remote sensing satellite contracts.  Communications satellite operating results improved primarily due to the absence of costs incurred in the second quarter of 2010 pertaining to the successful resolution of the

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Orbital Announces Second Quarter 2011 Financial Results

Galaxy 15 satellite anomaly that occurred in early 2010.  Segment operating margin increased primarily due to the absence of the Galaxy 15 anomaly resolution costs.

Advanced Space Programs

	Second Quarter				First Six Months
($ in millions)	2011	2010	% Change		2011	2010	% Change
Revenues	$106.8	$120.9	(12%	)	$199.5	$228.5	(13%	)
Operating Income	7.4	2.8	164%		12.2	8.0	53%
Operating Margin	6.9%	2.3%			6.1%	3.5%

Advanced space programs segment revenues decreased $14.1 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to decreased revenues on the CRS contract, resulting from a particularly high level of subcontract activity in the second quarter of 2010, and decreased activity on the Orion LAS contract.  These factors were partially offset by increased activity on national security satellite contracts in the second quarter of 2011.

Segment operating income increased $4.6 million in the second quarter of 2011 compared to the second quarter of 2010 primarily due to increased activity on national security satellite contracts and the absence of unrecovered R&D expenses that were recognized in the second quarter of 2010.  Segment operating margin increased primarily due to the absence of unrecovered R&D expenses.

Cash Flow

Cash flows for the second quarter and first six months of 2011 were as follows:

	Second Quarter	First Six Months
($ in millions)	2011	2011
Net Cash Provided by Operating Activities	$39.8	$68.0
Capital Expenditures	(15.4)	(32.8)
Free Cash Flow	24.4	35.2
Debt Issuance Costs and Other, Net	(2.3)	(0.9)
Net Increase in Cash	22.1	34.3
Beginning Cash Balance	264.6	252.4
Ending Cash Balance	$286.7	$286.7

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Orbital Announces Second Quarter 2011 Financial Results

New Business Highlights

During the second quarter of 2011, Orbital received approximately $235 million in new firm and option contract bookings.  In addition, the company received approximately $20 million of option exercises under existing contracts.  As of June 30, 2011, the company’s firm contract backlog was approximately $2.1 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.3 billion.

Operational Highlights

In the second quarter of 2011, the company carried out six launch vehicle and space systems missions.  The company also completed and shipped another eight rockets and satellite systems to customers for missions to be carried out in the future.  Among the missions conducted in the second quarter was the recent launch of a Minotaur I space launch vehicle carrying a U.S. military satellite.  It was the 21st consecutive success for the Minotaur family of launchers developed by Orbital for the U.S Air Force.  In addition, Orbital successfully launched three Coyote target missiles for the U.S. Navy in the quarter.  The company also deployed the New Dawn communications spacecraft for Intelsat during the second quarter.

Orbital’s Dawn interplanetary spacecraft, which was launched in 2007 on an eight-year mission to explore the main asteroid belt located between Mars and Jupiter, recently completed its approach and orbital injection around Vesta, the second largest asteroid in the solar system.  Dawn is now returning first-ever images of this near planet-size asteroid, which it is expected to orbit for the next year prior to embarking on a multi-year transfer to Ceres, the largest asteroid.

The company also achieved numerous milestones on its Taurus II and Cygnus development programs in the last three months.  These included the delivery of virtually all the hardware for the Taurus II test flight vehicle and the initial power-on testing of the first Cygnus spacecraft for NASA’s Commercial Orbital Transportation Services (COTS) demonstration mission.  However, delays in completing the launch complex construction and certification have resulted in a two-month schedule delay for the first Taurus II test flight, moving it from October to December of this year.

For the remainder of 2011, Orbital is scheduled to complete up to 30 additional space missions, product deliveries and major R&D milestones.  These operational events will be in addition to 32 space missions, product deliveries and R&D milestones completed in the first six months of this year.

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Orbital Announces Second Quarter 2011 Financial Results

2011 Financial Guidance

The company updated its previous financial guidance for the full year 2011 as follows:

	Current	Previous
Revenues ($ in millions)	$1,325 - $1,375	$1,300 - $1,350
Operating Income Margin	5.25% - 5.75%	5.25% - 5.75%
Diluted Earnings per Share	$0.95 - $1.05	$0.80 - $0.90
Free Cash Flow ($ in millions)	($40 - $60)	($50 - $70)

The updated guidance for 2011 reflects increases in revenues and earnings per share in addition to an improvement in free cash flow.  The increase in diluted earnings per share is primarily due to the impact of the non-recurring favorable income tax adjustment of $7.7 million, or $0.13 diluted earnings per share, recognized in the second quarter of 2011.

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

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Orbital Announces Second Quarter 2011 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “intend,” “plan” and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, achievement of important performance milestones on significant contracts, product performance and market acceptance of products and technologies, government contract procurement and termination risks, income tax rates, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial  and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Announces Second Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Second Quarter		First Six Months
	2011	2010	2011	2010

Revenues	$354,321	$337,726	$672,024	$633,916
Cost of revenues	278,258	271,297	549,298	499,199
Research and development expenses	31,748	30,268	48,883	60,431
Selling, general and administrative expenses	21,602	23,933	41,014	44,693
Income from operations	22,713	12,228	32,829	29,593
Interest income and other	703	408	12,192	746
Interest expense	(2,804)	(2,341)	(5,337)	(4,702)
Income before income taxes	20,612	10,295	39,684	25,637
Income tax benefit (provision)	544	(3,950)	(6,193)	(10,024)
Net income	$21,156	$6,345	$33,491	$15,613

Basic income per share	$0.36	$0.11	$0.57	$0.27
Diluted income per share	0.36	0.11	0.56	0.27

Shares used in computing basic income per share	58,422	57,682	58,361	57,373
Shares used in computing diluted income per share	58,876	58,349	58,833	58,102

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Orbital Announces Second Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Second Quarter		First Six Months
	2011	2010	2011	2010
Revenues:
Launch Vehicles	$131.4	$95.7	$236.7	$196.0
Satellites and Space Systems	138.2	139.4	290.9	239.9
Advanced Space Programs	106.8	120.9	199.5	228.5
Eliminations	(22.1)	(18.3)	(55.1)	(30.5)
Total Revenues	$354.3	$337.7	$672.0	$633.9

Income from Operations:
Launch Vehicles	$6.8	$3.5	$1.8	$8.0
Satellites and Space Systems	8.5	7.5	18.8	15.2
Advanced Space Programs	7.4	2.8	12.2	8.0
Corporate	—	(1.6)	—	(1.6)
Total Income from Operations	$22.7	$12.2	$32.8	$29.6

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Orbital Announces Second Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
Assets
Cash	$286,742	$252,415
Receivables, net	417,364	326,543
Inventory	52,531	56,217
Deferred income taxes, net	34,293	24,348
Other current assets	8,067	18,111
Total current assets	798,997	677,634
Non-current investments	9,700	8,600
Property, plant and equipment, net	249,061	232,706
Goodwill	81,760	74,747
Deferred income taxes, net	33,923	47,806
Other non-current assets	27,294	21,043
Total Assets	$1,200,735	$1,062,536

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$304,664	$248,835
Deferred revenues and customer advances	154,007	112,182
Total current liabilities	458,671	361,017
Long-term debt	128,308	125,535
Other non-current liabilities	5,756	7,367
Total stockholders’ equity	608,000	568,617
Total Liabilities and Stockholders’ Equity	$1,200,735	$1,062,536

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Orbital Announces Second Quarter 2011 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	June 30, 2011
	Second Quarter	Six Months

Net income	$21,156	$33,491
Depreciation and amortization	8,629	16,476
Deferred income taxes	(1,439)	4,022
Changes in assets and liabilities	8,256	6,880
Other	3,220	7,101
Net cash provided by operating activities	39,822	67,970
Capital expenditures	(15,458)	(32,774)
Net cash used in investing activities	(15,458)	(32,774)
Net proceeds from issuance of common stock	523	1,364
Debt issuance costs	(2,938)	(2,938)
Other	147	705
Net cash used in financing activities	(2,268)	(869)
Net increase in cash	22,096	34,327
Cash, beginning of period	264,646	252,415
Cash, end of period	$286,742	$286,742

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